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                                                                      EXHIBIT 10

                              TERMINATION AGREEMENT

         THIS TERMINATION AGREEMENT (this "Agreement") is made by and between Marion County Industrial Development Corporation, an Alabama corporation ("Landlord"), and Quality Housing Supply, L.L.C., (formerly Quality Housing Supply, Inc.), an Alabama limited liability company ("Tenant"), as of the 31st day of May, 2000 (the "Effective Date").

                              W I T N E S S E T H:

         WHEREAS, Landlord and Tenant have heretofore entered into that certain Lease Agreement with Option to Purchase dated May 9, 1994 (the "Lease"), whereby Tenant leased from Landlord a certain 9.149 acre tract of land located in Fayette County, Alabama;

         WHEREAS, the Lease had an initial term of five (5) years, commencing on May 1, 1994 and ending on April 30, 1999, together with an option to renew the Lease for an additional five-year term, which option to renew was duly exercised, so that the present expiration date of the Lease is April 30, 2004;

         WHEREAS, Tenant no longer needs the demised premises and desires to terminate the Lease early, and Landlord is willing to do so, all for the consideration and on the terms and conditions set forth herein.

         NOW, THEREFORE, for and in consideration of the premises, the payment to Landlord set forth hereinbelow and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Landlord, the parties covenant and agree as follows:

         1. On or before Landlord's execution of this Agreement, Tenant has paid to Landlord an Early Termination Fee of $150,000.00. Said Early Termination Fee is in full satisfaction of the rents that Tenant would otherwise have been obligated to pay Landlord (approximately $360,000.00) during the remaining term of the Lease as existed prior to this Agreement.

         2. The term of the Lease is amended to end as of May 31, 2000, instead of April 30, 2004, which early termination shall be with the same force and effect as if the termination date had originally been set forth as May 31, 2000. Any rights or duties of either party running from or to the other that are contemplated to survive the original termination date shall survive the new termination date set by this Agreement (including, without limitation, Tenant's rights to remove its property within thirty


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days following Lease termination, Tenant's obligation to provide an exit Phase I
Audit and all releases or indemnities to the extent survival is contemplated in the Lease).

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by its duly authorized representative as of the day and date first written above.

                                       LANDLORD:

                                       MARION COUNTY INDUSTRIAL
                                       DEVELOPMENT CORPORATION

/s/ Frances Wakefield                  By /s/ Charles Dempsey
----------------------------------     -------------------------------------
Witness                                       Its President


                                       TENANT:

                                       QUALITY HOUSING SUPPLY, L.L.C.

/s/ Frances Wakefield                  By /s/ Jay G. Godsey
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Witness                                       Managing Partner






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